Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	R. Herbert Hampton
April 28, 2005	President & CEO
Golden Cycle Gold
Corporation
(719) 471-9013

GOLDEN CYCLE GOLD CORPORATION ANNOUNCES THE COMMENCEMENT OF EXPLORATION DRILLING AT ITS ILLIPAH GOLD PROSPECT IN NEVADA

Golden Cycle Gold Corporation has commenced exploration drilling at its Illipah claim group located in White Pine County, Nevada.  The first phase of the drill program for Illipah consists of eight reverse circulation drill holes, angled approximately perpendicular to the envisioned structures.  These drill holes are designed to test the favorable strata-graphic horizons and structural intersections at depth beneath known gold anomalies on the surface.  Depths of the drill holes generally will range from 800 to 1,500 feet.  A budget of approximately $259,000 will fund the drilling, assaying of samples, personnel, expenses, and application and filing for an exploration permit and necessary bonding.

The Illipah gold project is situated in eastern Nevada at the southern extension of the famous Carlin Trend which contains the largest accumulation of economic gold deposits in North America.  The Company controls 191 unpatented / contiguous lode mining claims (approximately 3,800 acres) over a six-mile strike length, containing favorable strata-graphic and structural environments giving encouragement for the discovery of significant gold mineralization.  The property is subject to a 2% net smelter return (“NSR”) royalty on all mineral production.

Past production from the immediate area of Illipah is 37,000 ounces of gold from an open pit mined in the late 1980’s and early 1990’s by Alta Gold.  The ore was processed using heap leach technology.  This open pit gold mineralization is envisioned as a surface expression, or “halo”, over possible deeper seated gold deposits near favorable strata-graphic contacts and structures.  Mr. Donald Gustafson, the Company’s vice president for exploration, believes the geological similarities between Illipah and Newmont’s Rain Deposit located 65 miles north-northwest of the Illipah are striking.  The Rain Deposit originally was mined as an open-pit operation, and is currently being mined by underground methods.  Our goal in Phase One of our Illipah exploration program is to explore the possibility that similarities between our Illipah gold prospect and the Rain Deposit exist.

Colorado Springs, CO - Golden Cycle Gold Corporation (PCX: GCGC)

Golden Cycle Gold Corporation is listed on the Pacific Exchange, trading under the symbol “GCGC” (9,744,250 shares outstanding).

This letter includes forward-looking statements involving risk and uncertainties that could cause actual results to vary materially from projected results. These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined;

continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations. Please refer to a discussion of these and other factors in the company’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.